Exhibit 10.1

AMENDMENT AGREEMENT

BETWEEN

(1) GAMEDAY GROUP PLC

AND

(2) ESPORTS ENTERTAINMENT GROUP, INC.

This agreement (“Amendment Agreement”) is dated ___ July 2021.

Parties

(1)	GAMEDAY GROUP PLC, reg. no. C 77333, a limited liability company incorporated in Malta, having its registered address at Level 1, Burlington Business Centre, Dragonara Road, St Julian’s, Malta (the “Seller”);

AND

(2)	ESPORTS ENTERTAINMENT GROUP, INC., reg. no. E0473092008-2, a limited liability company incorporated in Nevada, USA having its registered address at 112 North Curry Street, Carson City, Nevada 89703-4934, USA (the “Purchaser”).

Each referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

(A)	WHEREAS the Parties have in force between them a sale and purchase agreement for the sale of all of 25,101,200 ordinary shares in the Company (the “Shares”) by the Seller to the Purchaser, which agreement was entered into by the Seller on 24 May 2021 and by the Purchaser on 25 May 2021, including all schedules thereto whether attached to the executed version of the sale and purchase agreement or as separately agreed to and exchanged by the Parties prior to or on signing (the “SPA”);

(B)	WHEREAS the Seller completed the Pre-Closing Restructuring and provided the Seller’s Pre-Closing Restructuring Confirmation to the Purchaser in terms of clause 7.1 of the SPA on 23 June 2021 following which the Parties agreed that the Closing Date (in terms of the SPA) would be 1 July 2021 (the “Closing Date”);

(C)	WHEREAS the Purchaser was unable to pay the Closing Payment on the Closing Date and instead wishes to make the Closing Payment in two separate payments, specifically: (1) a payment of €12,000,000 (the “First Payment) by no later than 13th July 2021 (the “First Payment Date”) and (2) a payment of €4,000,000 (the “Second Payment”) by no later than 1 October 2021 (the “Second Payment Date”);

(D)	WHEREAS the Seller has indicated its willingness to accept payment by the Purchaser of the First Payment by no later than the First Payment Date and the Second Payment by no later than the Second Payment Date in lieu of payment of the Closing Payment on the Closing Date, subject to certain amendments being made to the SPA and in accordance with the provisions of this Amendment Agreement;

(E)	WHEREAS the Parties nevertheless wish to retain the same Closing Date as previously agreed between them (i.e. 1 July 2021); and

(F)	WHEREAS the Parties thus wish to agree on the matters and amend the SPA as set out herein with effect from the date of this Amendment Agreement.

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Agreed Terms

1.	Terms defined in the SPA

In this Amendment Agreement (including in the above recitals), terms and expressions defined in the SPA and used in this variation agreement have the meaning set out in the SPA.

2.	Payments and Completion Date

2.1	The Parties agree that the Purchaser will make the First Payment to the Seller by no later than the First Payment Date and the Second Payment to the Seller by no later than the Second Payment Date. Such payments shall be made by wire transfer in EUR by the Purchaser in immediately available funds to the Seller’s Account, to be received by the Seller not later than the First Payment Date and Second Payment Date, respectively.

2.2	The Parties agree that the Purchaser will also pay to the Seller an additional €1,000,000 on the First Payment Date, representing a refund to the Seller of an equivalent amount that the Seller has deposited with the Spanish Gaming Authority (DGOJ) as a guarantee for regulatory purposes in order for the Business to continue operating in the Spanish Market (the “Spanish Deposit Amount”).

2.3	The date on which the Purchaser receives the First Payment and the Spanish Deposit Amount in immediately available funds in the Seller’s Account (which date shall be no later than the First Payment Date) shall be the “Completion Date”.

3.	Closing Date and Closing Process on Completion Date

3.1	The Parties agree that the Closing Date in terms of the SPA shall be 1 July 2021 and that the share transfer agreement and all documents required to be executed by the Parties or provided to the Purchaser as at the Closing Date in terms of clauses 8.2 and 8.3 of the SPA (the “Closing Documents”) shall be dated and effective as of 1 July 2021, save for any agreements that were entered into prior to the Closing Date as part of the Pre-Closing Restructuring. For the avoidance of doubt, the Parties expressly agree that the effective date of the transfer of all of the Shares to the Purchaser (as such will be registered in the Company’s register of members) shall be 1 July 2021.

3.2	Subject to and upon receipt by the Seller of the First Payment and the Spanish Deposit Amount in immediately available funds in the Seller’s Account on the Completion Date, the Seller shall, on the Completion Date, deliver to the Seller all of the Closing Documents (each signed or countersigned by the Seller as necessary) and the Purchaser shall ensure that it shall return to the Seller, on the Completion Date, signed or countersigned copies of any Closing Documents to the Seller where any such documents require its signature or countersignature or the signature or countersignature of those individuals that the Purchaser wishes to appoint as directors and officers of the Company.

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3.3	Any of the Closing Documents that required to be filed with the Malta Business Registry (the “MBR”), shall be filed by the Seller with the MBR as soon as practicable following the Completion Date, provided that they have been signed as necessary by the Purchaser or by those individuals that the Purchaser wishes to appoint as directors of the Company and provided further that the Purchaser has provided the Seller with original signed documents where the relevant Closing Documents are required to be filed with the MBR in original. The Parties understand that the various Closing Documents (primarily statutory forms) that are required to be filed with the MBR are required to be so filed within prescribed statutory periods that begin to run from the effective date of the relevant matter as indicated in the relevant document, and that certain statutory fines and penalties may be payable to the MBR as a result of any late filings (made after the lapse of the relevant statutory period). The Parties therefore agree that any such fines and penalties, if payable because of any late filing resulting from the lapse of time between the Closing Date and the Completion Date (and any further delay in the Seller being provided with original documents following the Completion Date), shall be borne by and be at the expense of the Purchaser.

4.	Pledge of Shares as Security for Second Payment

4.1	The Purchaser shall, on and as of the Completion Date, as security for its obligation to make the Second Payment by no later than the Second Payment Date, pledge all the Shares in favour of the Seller pursuant to a pledge of shares agreement to be entered into by the Parties on the Completion Date (the “Pledge”).

4.2	The Pledge shall be released by the Seller upon receipt by the Seller of the Second Payment (in immediately available funds to the Seller’s Account) in terms of clause 2.1 of this Amendment Agreement (“Receipt of Second Payment”), provided that such payment is received by the Seller by no later than the Second Payment Date.

5.	Amendments to SPA

With effect from the date of this Amendment Agreement, the Parties agree that:

5.1	The Additional Payment in terms of clause 5.1 of the SPA shall be increased from 12% of Net Gaming Revenue during the Relevant Period to 15% of Net Gaming Revenue until Receipt of Second Payment, following which it shall be reduced to 12% of Net Gaming Revenue for the remainder of the Relevant Period.

5.2	The term ‘NGR Amendment Date’ in the SPA shall be amended to mean the lapse of 3 months from 31 July 2021. Accordingly, the Additional Payment shall be reduced to 10% of Net Gaming Revenue in respect any relevant jurisdiction where the Company has not yet acquired the relevant B2C online gambling license in terms of clause 5.2 of the SPA only upon the lapse of 3 months from 31 July 2021 (and not upon the lapse of 3 months from the Closing Date as stated in the SPA), with the Additional Payment to revert to 12% for the remainder of the Relevant Period once the relevant licence has been acquired and the Turnkey Agreement has begun to apply in respect of the relevant jurisdiction.

5.3	The SPA shall be read and construed to give full effect to this Amendment Agreement and all of the provisions of the SPA relating to the matters regulated by this Amendment Agreement shall be considered to be amended and varied accordingly. In the event of a conflict between any provisions of the SPA and the provisions of this Amendment Agreement, the provisions of this Amendment Agreement shall prevail.

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6.	Governing law and jurisdiction

6.1	This Amendment Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the laws of Malta.

6.2	Each Party irrevocably agrees that the courts of Malta shall have exclusive jurisdiction to settle any and all disputes or claims (including non-contractual disputes or claims) arising out of or in connection with this Amendment Agreement or its subject matter or formation.

IN WITNESS WHEREOF the Parties have executed this Amendment Agreement, as of the date first above written:

FOR SELLER:	FOR PURCHASER:

Name:	Name:
Duly authorised for and on behalf	Duly authorised for and on behalf
GAMEDAY GROUP PLC	ESPORTS ENTERTAINMENT GROUP, INC.

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